AMENDMENT TO THE
ADVISORY FEE WAIVER AGREEMENT
PL Floating Rate Loan Fund
of Pacific Life Funds
     THIS AMENDMENT TO ADVISORY FEE WAIVER AGREEMENT (the “Amendment”) by and between Pacific Life Fund Advisors LLC (the “Adviser”) and Pacific Life Funds (the “Trust”), on behalf of the PL Floating Rate Loan Fund, a fund of the Trust (“Fund”), is effective as of August 1, 2013.
     WHEREAS, the Trust and Adviser are parties to a certain Advisory Fee Waiver Agreement dated July 1, 2010 (the “Agreement”); and
     WHEREAS, the Fund is a fund managed by Eaton Vance Management (“EVM”);
     WHEREAS, the Adviser, the Trust, EVM and Boston Management Research (“BMR”) have entered into a Novation Agreement, dated as of the 1st day of August, 2013, where BMR is substituted for EVM as the portfolio manager of the Fund; and,
     WHEREAS, the Trust and Adviser desire to amend the Agreement upon the following terms and conditions;
     NOW THEREFORE, in consideration of the renewal of promises and mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree as follows:
1)	Paragraph A. of Section I of the Agreement, titled “Advisory Fee Waiver” is hereby deleted in its entirety and replaced with the following:
“Amount of Waiver. During the term of this Agreement, for so long as Boston Management Research remains the portfolio manager of the Fund, the Adviser hereby agrees to waive 0.10% off each Break Point of its investment advisory fee for the Fund.”
2)	Except as expressly supplemented, amended or consented to hereby, all of the representations, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue in full force and effect.
3)	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers designated below on the day and year first above written.
PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	Vice President	Title:	VP & Assistant Secretary
PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	VP, Fund Advisor Operations	Title:	VP & Assistant Secretary